Exhibit 99.5

Customer/Provider/Member Talking Points/FAQs

Key Talking Points/Script for Customers

•	Hello and Happy New Year. I want to share important and exciting news about Magellan Health and its future. This morning we have announced that we signed an agreement under which Magellan Health will join the Centene family of companies.

•	We’re thrilled to bring together two organizations with a shared commitment and complementary capabilities in behavioral health, specialty heath, and pharmacy management.

•	Magellan brings its rich Behavioral Health background, long-standing support of our military and veterans, market leading Pharmacy solutions and deep clinical excellence to this relationship. In turn, Magellan will benefit from a unique opportunity to leverage the scale and strength of Centene, fueling our ability to solve the complex care needs of individuals with chronic conditions through whole health solutions. We are pleased that Centene supports our vision and shares our values.

•	We will maintain the independence necessary to ensure continued service to you, while we accelerate the introduction of innovative solutions that address complex healthcare challenges and reimagine the healthcare experience for members.

•	We expect the transaction to close in the second half of 2021 at which time Magellan becomes a part of Centene’s Health Care Enterprises. Ken Fasola will continue to lead Magellan along with members of the executive leadership team.

•	As we work to complete this agreement, we remain committed to providing the excellence in service and care you and your members expect from us. Together with Centene, we will focus on ensuring a smooth and successful path forward and will keep you updated on our progress.

•	It is also important to note that nothing changes at this time. We are operating as usual as Magellan Health, a publicly traded company, until closing of the transaction.

•	We value our relationship, and as always, our focus remains on you and providing the excellence in service and care you have come to expect from us.

•	About Centene:

o	it is a diversified, multi-national FORTUNE 50 company, the largest Medicaid managed care organization in the country and the number one carrier in the nation on the Health Insurance Marketplace.
o	It offers Medicare Advantage and Part D products for seniors, solutions for the military and its veterans, correctional healthcare and whole health solutions, including specialty pharmacy, pharmacy benefit management, dental and vision.

•	Thank you and let us know if you have any questions. We look forward to keeping you updated as information becomes available.

Customer FAQs

Q:	Does this announcement change anything in the services you provide for us?
A:	Nothing changes at this time. As always, our focus remains on providing you, your members [and your providers] the excellent service and care you have come to expect from us.

Q:	Magellan sold the Magellan Complete Care business and no longer offers managed care health plans. Why are you now joining a company that offers managed care health plans that compete with my company?
A:	This transaction does not conflict with our agreements with you or the services we provide to you. Centene and Magellan are committed to maintaining our relationship with you and will work with you to ensure your comfort with our level of separation and independence.

Q:	My company is implementing your services with a critical go-live date. How does this announcement change our next steps?
A:	This announcement does not change our commitments to you. We will continue to work with you as planned to launch our services, and we will continue to meet the terms of our agreements with you. Our associates continue to focus on delivering the best products and services to all our customers.

Q:	When will you have more details on the impact this will have on your services to my company?
A:	Centene and Magellan value the relationship we have with you and are committed to keeping you updated as information becomes available.

Q:	Will my Magellan contacts change?
A:	This transaction has no immediate impact on how we work with you, including the associates who service your account.

Q:	Who should I contact if I have questions?
A:	Please contact your Magellan account manager.

Provider Talking Points and FAQs

•	Hello and Happy New Year. I want to share important and exciting news about Magellan Health and its future. This morning we have announced that we signed an agreement under which Magellan Health will join the Centene family of companies.

•	We’re thrilled to bring together two organizations with a shared commitment and complementary capabilities in behavioral health, specialty heath, and pharmacy management.

•	Magellan brings its rich Behavioral Health background, long-standing support of our military and veterans, market leading Pharmacy solutions and deep clinical excellence to this relationship. In turn, Magellan will benefit from a unique opportunity to leverage the scale and strength of Centene, fueling our ability to solve the complex care needs of individuals with chronic conditions through whole health solutions. We are pleased that Centene supports our vision and shares our values.

•	We will maintain the independence necessary to ensure continued service to you, while we accelerate the introduction of innovative solutions that address complex healthcare challenges and reimagine the healthcare experience for members.

•	We expect the transaction to close in the second half of 2021 at which time Magellan becomes a part of Centene’s Health Care Enterprises.

•	About Centene:

o	it is a diversified, multi-national FORTUNE 50 company, the largest Medicaid managed care organization in the country and the number one carrier in the nation on the Health Insurance Marketplace.
o	It offers Medicare Advantage and Part D products for seniors, solutions for the military and its veterans, correctional healthcare and whole health solutions, including specialty pharmacy, pharmacy benefit management, dental and vision.

•	We understand you may have questions about your contract and other items. At this time, nothing is changing; in addition, in keeping with our state, federal and provider contracts, we will inform you of any operational changes well in advance of their effective date.

•	We value our relationship, and as always, our focus remains on you and providing the excellence in service and care you and our members have come to expect from us.

•	We look forward to keeping you updated as information becomes available.

Provider FAQs

Q:	Does anything change in the services you provide for me or our members?
A:	Nothing changes at this time. As always, our focus remains on providing you and our members the excellence in service they have come to expect from us.

Q:	Will my contract and/or reimbursement rates change?
A:	Nothing is changing at this time. If something does change in the future, we will notify you in advance.

Q:	When will you have more details on the impact this will have on my contract and how I work with you?
A:	We value our relationship and keep you updated as information becomes available. If anything changes, we will notify you in advance per the terms of our contracts with you, our clients, and our state and federal customers.

Q:	Who should I contact if I have questions?
A:	Please contact your relationship manager.

Members Talking Points

•	It is important to note that nothing changes at this time. We are operating as usual as Magellan Health, a publicly traded company, until closing of the transaction.

•	As always, our focus remains on you and providing the excellence in service and care you have come to expect from us.

•	We look forward to keeping you updated as information becomes available.

•	We understand you may have questions regarding your benefits and doctors. At this time, nothing is changing. In keeping with our state, federal and provider contracts, we will inform you of any operational changes well in advance of their effective date.

Member FAQs

Q:	Does anything change for me at this time?
A:	Nothing changes at this time. As always, our focus remains on providing you with the excellence in service you expect from us.

Q:	How will I know if anything changes?
A:	We will communicate with you as information becomes available.

Q:	Who should I contact if I have questions?
A:	To be provided locally.

Q:	Will my benefits change?
A:	Nothing is changing at this time. If something does change in the future, we will notify you in advance.

Q:	Can I still see the same doctors?
A:	Providers enter and leave our networks all the time, so you should always confirm your doctor is still in our network before your visit. At this time there are no plans to significantly change the network. If something does change in the future, we will notify you in advance.

Additional Information and Where to Find It

This communication may be deemed solicitation material in respect of the proposed merger of Mayflower Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Centene Corporation, a Delaware corporation (“Centene”), with and into Magellan Health, Inc., a Delaware corporation (the “Company”), such that the Company will become a wholly-owned subsidiary of Centene. This communication does not constitute a solicitation of any vote or approval. In connection with the proposed merger, the Company plans to file with the Securities and Exchange Commission (the “SEC”) and mail or otherwise provide to its stockholders a proxy statement regarding the proposed merger. The Company may also file other documents with the SEC regarding the proposed merger. This document is not a substitute for the proxy statement or any other document that may be filed by the Company with the SEC.

BEFORE MAKING ANY VOTING DECISION, THE COMPANY’S STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT IN ITS ENTIRETY WHEN IT BECOMES AVAILABLE AND ANY OTHER DOCUMENTS FILED BY THE COMPANY WITH THE SEC IN CONNECTION WITH THE PROPOSED MERGER OR INCORPORATED BY REFERENCE THEREIN BEFORE MAKING ANY VOTING OR INVESTMENT DECISION WITH RESPECT TO THE PROPOSED MERGER BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER AND THE PARTIES TO THE PROPOSED MERGER.

Any vote in respect of resolutions to be proposed at the Company’s stockholder meetings to approve the proposed merger, the Merger Agreement or other responses in relation to the proposed merger, should be made only on the basis of the information contained in the Company’s proxy statement. Stockholders may obtain a free copy of the proxy statement and other documents the Company files with the SEC (when available) through the website maintained by the SEC at www.sec.gov. The Company makes available free of charge on its investor relations website at ir.magellanhealth.com/investor-relations copies of materials it files with, or furnishes to, the SEC.

No Offer or Solicitation

This communication is for information purposes only and is not intended to and does not constitute, or form part of, an offer, invitation or the solicitation of an offer or invitation to purchase, otherwise acquire, subscribe for, sell or otherwise dispose of any securities, or the solicitation of any vote or approval in any jurisdiction, pursuant to the proposed merger or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law.

The proposed transaction will be implemented solely pursuant to the terms and conditions of the Merger Agreement, which contain the full terms and conditions of the proposed merger.

Participants in the Solicitation

The Company and its directors, executive officers and certain employees and other persons may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in connection with the proposed merger.

Security holders may obtain information regarding the names, affiliations and interests of the Company’s directors and executive officers in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, which was filed with the SEC on February 28, 2020, and its definitive proxy statement for the 2020 Annual Meeting of Stockholders, which was filed with the SEC on April 29, 2020. To the extent the holdings of the Company’s securities by the Company’s directors and executive officers have changed since the amounts set forth in the Company’s proxy statement for its 2020 Annual Meeting of Stockholders, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. Additional information regarding the interests of such individuals in the proposed transaction will be included in the proxy statement relating to the proposed merger when it is filed with the SEC. These documents (when available) may be obtained free of charge from the SEC’s website at www.sec.gov and the investor relations page of the Company’s website at ir.magellanhealth.com/investor-relations.

Forward Looking Statements

This communication includes statements which may constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the accuracy of which are necessarily subject to risks, uncertainties, and assumptions as to future events that may not prove to be accurate. All statements, other than statements of current or historical fact, contained in this press release may be forward-looking statements. Without limiting the foregoing, the words “believes,” “anticipates,” “plans,” “expects,” “may,” “should,” “could,” “estimate,” “intend” and other similar expressions are intended to identify forward-looking statements. Forward-looking statements involve a number of known and unknown risks, uncertainties and other important factors, some of which are listed below, that could cause actual results and outcomes to differ materially from any future results or outcomes expressed or implied by such forward-looking statements. Important proposed merger-related and other risk factors that may cause such differences include: (i) the occurrence of any event, change or other circumstances that could give rise to the termination of the proposed merger; (ii) the transaction closing conditions may not be satisfied in a timely manner or at all, including due to the failure to obtain the Company stockholder approval and regulatory approvals; (iii) the announcement and pendency of the proposed merger may disrupt the Company’s business operations (including the threatened or actual loss of employees, customers or suppliers); and (iv) the Company could experience financial or other setbacks if the transaction encounters unanticipated problems.

Other important factors that could cause actual results to differ materially from those expressed or implied include , but are not limited to, the effectiveness of business continuity plans during the COVID-19 pandemic; the possible election of certain of the Company’s customers to manage the healthcare services of their members directly; changes in rates paid to and/or by the Company by customers and/or providers; higher utilization of healthcare services by the Company’s members; risks and uncertainties associated with the pharmacy benefits management industry; delays, higher costs or inability to implement new business or other initiatives; the impact of changes in the contracting model for Medicaid contracts; termination or non-renewal of customer contracts; the impact of new or amended laws or regulations; governmental inquiries; litigation; competition; operational issues; healthcare reform; general business conditions; and the other factors discussed in the Company’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q and other filings we make with the U.S. Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as may be required under applicable securities law.